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                                                                   EXHIBIT 10.31

[IXL LOGO]                                                            [HPS LOGO]


                            STOCK PURCHASE AGREEMENT


This STOCK PURCHASE AGREEMENT (this "AGREEMENT"), is entered into this 28th day of December 2000 by and between


HPS AMERICA, INC. of 1600, North Collins, Suite 1400, Richardson TX 75080 ("HPS"), for and on behalf of HPS Group

and

IXL ENTERPRISES, INC. of 1600 Peachtree Street, NW, Atlanta, GA, 30309 (the "COMPANY")


                                    RECITALS


A. The Company is a corporation, incorporated under the laws of state of Delaware, having company registration no. 2604787, and is engaged in the business, inter alia, of internet design and consulting solutions;

B. HPS is a corporation, incorporated under the laws of state of Delaware, having company registration no. 8095097, and is engaged in the business, inter alia, of provision of software services with expertise in applications development, enterprise systems management (ESM), migration and re-engineering, enterprise resource planning (ERP) and implementation and web-based solutions;

C. The Company desires to raise US$ 3,000,000 in equity financing and HPS is willing to purchase 1,000,000 shares of the Company's common stock at US$ 3.00 per Share; and

D. The Company has, in consideration, agreed to commit to the subcontracting and /or providing of not less than Business (as hereinafter defined) of US$ 65,000,000 to HPS Group over a period of three (3) years.

THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which both parties mutually acknowledge, the parties, intending to be legally bound, agree as follows.